UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 4, 2008

Nastech Pharmaceutical Company Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-13789	11-2658569

(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)
3830 Monte Villa Parkway, Bothell, WA 98021
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (425) 908-3600

N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On January 4, 2008, Philip C. Ranker, the Chief Financial Officer and Secretary of Nastech Pharmaceutical Company Inc. (the “Company”), resigned from his positions with the Company effective immediately. Upon Mr. Ranker’s resignation, Bruce R. York, the Chief Accounting Officer and Assistant Secretary of the Company, was appointed to serve as the Secretary and interim Chief Financial Officer of the Company.
     Mr. York joined the Company as Director, Accounting and Corporate Controller in August 2004. In September 2005, he was appointed Senior Director, Finance, interim Chief Accounting Officer and interim Assistant Secretary. Effective January 1, 2006, the interim titles for Mr. York were removed, and he has served as the Company’s Chief Accounting Officer and Assistant Secretary since that time. Mr. York also currently serves as the Chief Financial Officer and Secretary of MDRNA, Inc., a wholly-owned subsidiary of the Company. Prior to joining the Company, Mr. York was Vice President, Chief Financial Officer and Corporate Secretary of Cellular Technical Services Company, Inc. from 1999 to 2004. Mr. York also served as Director of Finance for Cell Therapeutics, Inc. from 1998 to 1999, and was employed by Physio Control International Corporation from 1987 to 1998, holding positions of Director of Business Planning, Director of Finance — Europe, Director of Finance and Corporate Controller and Manager of Tax and Assets. Mr. York was employed by Price Waterhouse from 1978 to 1987, most recently as Senior Tax Manager. Mr. York, age 53, earned a B.A. in government from Dartmouth College and an M.B.A. in finance and accounting from the Amos Tuck School of Business at Dartmouth. Mr. York has been a licensed Certified Public Accountant in Washington State since 1979.
     The Company announced the appointment of Mr. York and the resignation of Mr. Ranker in a press release dated January 7, 2008.
     In connection with the foregoing, the Company hereby files the following exhibits:
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits.

99.1	Press Release, dated January 7, 2008, of Nastech Pharmaceutical Company Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NASTECH PHARMACEUTICAL COMPANY INC.

By:	/s/ Steven C. Quay, M.D., Ph.D.
Name:	Steven C. Quay, M.D., Ph.D.
Title:	Chairman of the Board and Chief Executive Officer
Dated: January 7, 2008